As filed with the Securities and Exchange Commission on November 22, 2013
Registration No. 333-131705
333-165268

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-131705
FORM S-8 REGISTRATION STATEMENT NO. 333-165268

under the
SECURITIES ACT OF 1933

EXTREME NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0430270
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

145 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Extreme Networks, Inc. 2005 Equity Incentive Plan
(Full Titles of the Plan)

Allison Amadia
Vice President, General Counsel, and Corporate Secretary
Extreme Networks, Inc.
145 Rio Robles
San Jose, California 95135
(408) 579-2800
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Edward Batts
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
(650) 833-2395

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

These post-effective amendments relate to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Extreme Networks, Inc. (“Extreme”):

File No. 333-131705, pertaining to the registration of 23,000,000 shares of common stock, par value $0.001 per share of Extreme (“Common Stock”), issuable under Extreme Networks, Inc. 2005 Equity Incentive Plan, as amended (the “2005 Plan”) which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on December 2, 2005; and

File No. 333-165268, pertaining to the registration of an additional 4,000,000 shares of common stock issuable under the 2005 Plan which was filed with the SEC and became effective on October 21, 2010.

At the Annual Meeting of Stockholders of Extreme held on November 20, 2013, Extreme’s stockholders approved the Extreme Networks, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) to replace the 2005 Plan. Effective that date, the 2005 Plan was suspended, and no additional awards will be made thereunder. Effective immediately upon the filing of these Post-Effective Amendments to the Prior Registration Statements, Extreme hereby deregisters an aggregate of 1,333,271 shares of Common Stock previously registered for offer and sale under the 2005 Plan. The deregistered shares represent shares of Common Stock remaining available for future issuance under the 2005 Plan (the “Excess Shares”). Up to an additional 11,375,882 shares subject to outstanding awards under the 2005 Plan that expire, are terminated or canceled without having been exercised or settled in full, or if shares acquired pursuant to an award subject to forfeiture or repurchase under the 2005 Plan are forfeited or repurchased by Extreme for an amount not greater than the holder’s purchase price (together with the Excess Shares, the “Carry Forward Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination. The Prior Registration Statements will remain in effect as to the 2005 Plan to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Carry Forward Shares are subject. Under the terms of the 2013 Plan, upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards, the Carry Forward Shares will become available for issuance under the 2013 Plan, will be deregistered from the Prior Registration Statements and will be carried forward to the New Registration Statement (as defined below).

Contemporaneously with the filing of these Post-Effective Amendments to the Prior Registration Statements covering the 2005 Plan, Extreme is filing a new Registration Statement on Form S-8 to register 9,000,000 shares of Common Stock for issuance under the 2013 Plan, together with up to 12,709,153 Carry Forward Shares when they become eligible for issuance under the terms of the 2013 Plan as described above (the “New Registration Statement”). In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), these Post-Effective Amendments to the Prior Registration Statements covering the 2005 Plan are hereby filed to deregister and carry forward when eligible under the terms of the 2013 Plan and the applicable award grants, the Carry Forward Shares.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 22, 2013.

EXTREME NETWORKS, INC.

By:	/ S / John Kurtzweil
John Kurtzweil Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Kurtzweil and Allison Amadia, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/ S / CHARLES W. BERGER	President and Chief Executive Officer, (Principal Executive Officer)	November 21, 2013
Charles W. Berger

/ S / JOHN KURTZWEIL	Senior Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	November 22, 2013
John Kurtzweil

/ S / ED MEYERCORD	Chairman of the Board	November 21, 2013
Ed Meyercord

/ S / CHARLES CARINALLI	Director	November 21, 2013
Charles Carinalli

/ S / JOHN H. KISPERT	Director	November 21, 2013
John H. Kispert

/ S / MAURY AUSTIN	Director	November 21, 2013
Maury Austin

/ S / EDWARD KENNEDY	Director	November 21, 2013
Edward Kennedy

/ S / JOHN C. SHOEMAKER	Director	November 21, 2013
John C. Shoemaker